Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

($ in millions)

	Year Ended March 31, 2001	Year Ended March 31, 2002	Year Ended March 31, 2003	Period from April 1, 2003 to December 17, 2003	Period from Inception (December 18, 2003) to March 31, 2004	Year Ended March 31, 2005	Quarter Ended July 3, 2004	Quarter Ended July 2, 2005
Earnings:

Income (loss) before income taxes from continuing operations	$56.5	$56.8	$64.8	$33.0	$(2.1)	$4.2	$(1.7)	$0.3
Interest expense	1.0	0.6	1.3	0.5	12.3	34.9	8.8	8.7
Interest factor of rentals	1.0	0.8	0.8	0.6	0.2	0.8	0.2	0.2
Amortization of deferred financing costs	—	—	—	—	0.7	1.8	0.6	0.4

Earnings as adjusted	$58.5	$58.2	$66.9	$34.1	$11.1	$41.8	$7.9	$9.6

Fixed Charges:
Interest expense	$1.0	$0.6	$1.3	$0.5	$12.3	$34.9	$8.8	$8.7
Interest factor of rentals	1.0	0.8	0.8	0.6	0.2	0.8	0.2	0.2
Amortization of deferred financing costs	—	—	—	—	0.7	1.8	0.6	0.4

Fixed Charges	$2.0	$1.4	$2.1	$1.1	$13.2	$37.5	$9.6	$9.3

Ratio of Earnings to Fixed Charges	28.1x	40.4x	31.9x	31.0x	0.8x	1.1x	0.8x	1.0x

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